Exhibit 99.1

News Releases

Enbridge Energy Partners Declares Distribution and Reports Earnings for Third Quarter 2012

HOUSTON, TX—October 31, 2012 - Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $0.5435 per unit payable November 14, 2012 to unitholders of record on November 7, 2012.

The Partnership’s key financial results for the third quarter of 2012, compared to the same period in 2011, were as follows:

	Three months ended September 30,		Nine months ended September 30,
(unaudited, dollars in millions except per unit amounts)	2012	2011	2012	2011
Net income	$215.2	$122.6	$438.8	$396.6
Net income per unit	0.60	0.36	1.21	1.26
Adjusted EBITDA (1)	303.5	298.7	876.6	873.0
Adjusted net income	117.0	127.0	323.0	333.7
Adjusted net income per unit	0.29	0.38	0.82	1.02

(1) Includes non-controlling interest

Adjusted net income for the three and nine month periods ended September 30, 2012, reported above, eliminates the impact of: (a) additional environmental costs, net of insurance recoveries, associated with the incidents on lines 14 and 6B; (b) non-cash, mark-to-market net gains and losses; and (c) non-cash, lower of cost or market adjustments to product inventory; among other adjustments. Refer to the Non-GAAP Reconciliations table for additional details.

Adjusted net income of $117.0 million for the third quarter of 2012 was $10.0 million lower than the same period from the prior year primarily due to lower natural gas liquids prices and increased operating and administrative expenses, which were partially offset by higher revenues from our liquids pipeline systems.

“The long-term outlook for the Partnership remains strong as we are well positioned to grow distributable cash flow based on the previously announced organic growth projects that enter service in 2013 and 2014. These accretive growth projects strengthen our pipeline systems and are secured predominantly by a long-term, low-risk commercial framework including cost-of-service and demand based contract structures which support our 2 to 5 percent annual distribution growth target. Our business is mostly about connecting supply to market demand, and the Partnership’s Lakehead system is ideally positioned to participate in Enbridge Inc.’s US Gulf Coast and Eastern Access programs. We are in advanced discussions with our customers to commercially secure the next round of pipeline expansion to enhance takeaway from the North Dakota Bakken region and to upsize our Lakehead system through low-cost expansion which will further solidify our long term distribution growth outlook,” said Mark Maki, president of the Partnership.

“Achieving our long term targets requires a focus on daily operations. Safety, reliability, environmental protection and the integrity of our pipelines is the top priority for management. Enbridge and the Partnership are committed to achieving industry leadership in all these areas and we continue to make the operating and capital investments necessary to achieve this objective,” added Maki.

COMPARATIVE EARNINGS STATEMENT

	Three months ended September 30,		Nine months ended September 30,
(unaudited, dollars in millions except per unit amounts)	2012	2011	2012	2011
Operating revenue	$1,564.3	$2,372.2	$4,934.9	$7,033.1
Operating expenses:
Cost of natural gas	1,048.6	1,805.4	3,320.7	5,496.2
Environmental costs, net of recoveries	(134.9)	56.1	(109.0)	44.8
Oil measurement adjustments	(2.0)	(2.8)	(9.1)	(61.5)
Operating and administrative	217.3	181.3	627.5	516.0
Power	38.0	37.7	116.6	107.2
Depreciation and amortization	86.8	78.9	256.5	256.9
Operating income	310.5	215.6	731.7	673.5
Interest expense	83.4	78.7	248.8	236.6
Other income	4.7	-	4.4	6.0
Income before income tax expense	231.8	136.9	487.3	442.9
Income tax expense	2.6	2.1	6.4	5.3
Net income	229.2	134.8	480.9	437.6
Less: Net income attributable to noncontrolling interest	14.0	12.2	42.1	41.0
Net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$215.2	$122.6	$438.8	$396.6
Less: Allocations to General Partner	42.5	26.7	92.6	73.7
Net income allocable to Limited Partners	$172.7	$95.9	$346.2	$322.9
Weighted average Limited Partner units (millions)	289.3	264.6	286.5	257.6
Net income per Limited Partner unit (dollars)	$0.60	$0.36	$1.21	$1.26

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the three month period ended September 30, 2012 with the same period of 2011. The comparison refers to adjusted operating income, which excludes the effect of non-cash and nonrecurring items (see Non-GAAP Reconciliations section below).

Adjusted Operating Income	Three months ended September 30,		Nine months ended September 30,
(unaudited, dollars in millions)	2012	2011	2012	2011
Liquids	$153.5	$169.7	$468.0	$465.5
Natural Gas	60.2	53.4	156.0	150.8
Marketing	(1.2)	(2.8)	(6.9)	(0.3)
Corporate	(0.5)	(0.5)	(1.4)	(2.5)
Adjusted operating income	$212.0	$219.8	$615.7	$613.5

Liquids – For the three month period ended September 30, 2012 adjusted operating income for the Liquids segment decreased $16.2 million from $169.7 million for September 30, 2011 to $153.5 million. Higher revenues from an increase in indexed transportation rates on our liquids pipeline system, in addition to increased revenues from our Cushing storage business were more than offset by higher operating and administrative expenses. The increase in operating and administrative expenses was attributable to enhanced pipeline integrity initiatives and an increase in regional property taxes. Volumes on all our liquids pipelines systems remained strong due to positive crude oil fundamentals, however were lower current quarter over prior quarter primarily due to scheduled and unscheduled upstream and refinery maintenance activities.

Liquids Systems Volumes	Three months ended September 30,		Nine months ended September 30,
(thousand barrels per day)	2012	2011	2012	2011
Lakehead	1,756	1,713	1,808	1,685
Mid-Continent	214	233	228	225
North Dakota	206	206	216	186
Total	2,176	2,152	2,252	2,096

Natural Gas – Quarterly adjusted operating income for the Natural Gas segment was $60.2 million for the three month period ended September 30, 2012, an increase of $6.8 million from the $53.4 million of adjusted operating income for the same period in 2011. Adjusted operating income increased primarily due to additional revenues realized from our condensate stabilization services, including a true-up of amounts recognized in the current period related to prior periods. Condensate stabilization utilizes available processing capacity to remove light hydrocarbons from the gas well condensate making it suitable for pipeline transportation. Partially offsetting the increase in operating income were lower revenues due to lower natural gas liquids prices, lower volumes from our assets positioned in dry gas producing regions and an increase in operating and administrative expenses.

Natural Gas Throughput	Three months ended September 30,		Nine months ended September 30,
(MMBtu per day)	2012	2011	2012	2011
East Texas	1,219,000	1,469,000	1,276,000	1,392,000
Anadarko	1,065,000	1,039,000	1,023,000	1,007,000
North Texas	343,000	333,000	330,000	340,000
Total	2,627,000	2,841,000	2,629,000	2,739,000

Marketing – The Marketing segment reported an adjusted operating loss of $1.2 million for the three month period ended September 30, 2012, a decrease of $1.6 million from the $2.8 million of adjusted operating loss for the same period of 2011. The gas marketing business continues to be impacted by a weak natural gas pricing environment and narrow locational basis differentials.

Partnership Financing – In September 2012, the Partnership closed an underwritten public offering and sale of 16,100,000 of its Class A Common Units, including an over-allotment option, at a sales price to the public of $28.64. The Partnership received proceeds, net of underwriting commissions and offering costs, of approximately $446.8 million, which were used to fund a portion of our capital expansion projects and for general partnership purposes.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.5435 per share payable on November 14, 2012 to shareholders of record on November 7, 2012. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on November 5, 2012.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 12:00 p.m. Eastern Time on November 1, 2012. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward.

Presentation slides and condensed unaudited financial statements will also be available at the link below.

EEP Earnings Release: www.enbridgepartners.com/Q

Alternative Webcast link:

http://www.media-server.com/m/p/xqoqouuq

The audio portion of the presentation will be accessible by telephone at (866) 356-4441 (Passcode: 73086440) and can be replayed until January 31, 2013 by calling (888) 286-8010 (Passcode: 90239001). An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains and other nonrecurring items that affect earnings. The derivative non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles in the United States.

	Three months ended		Nine months ended
Adjusted Earnings	September 30,		September 30,

(unaudited, dollars in millions except per unit amounts)	2012	2011	2012	2011

Net income	$229.2	$134.8	$480.9	$437.6
Lines 6A and 6B incident expenses, net of recoveries	(145.0)	55.0	(125.0)	43.0
Line 14 incident liability and lost revenues	12.1	-	12.1	-
Lawsuit settlement	-	-	-	(9.0)
Oil measurement adjustments	-	-	-	(52.2)
Impact from unusual winter conditions	-	-	-	9.2
Option premiums	1.0	-	(4.2)	-
Trucking and NGL Marketing legal and audit costs	-	-	7.4	-
Noncash derivative fair value (gains) losses
-Liquids	9.6	(33.7)	(2.7)	(38.5)
-Natural Gas	23.9	(15.5)	(11.0)	(16.0)
-Marketing	0.7	(1.6)	3.1	0.1
-Corporate	0.3	0.2	0.2	0.5
Noncash lower cost or market	(0.8)	-	4.3	-
Net income attributable to noncontrolling interest	(14.0)	(12.2)	(42.1)	(41.0)

Adjusted net income	117.0	127.0	323.0	333.7
Less: Allocations to General Partner	32.5	26.8	90.3	72.4

Adjusted net income allocable to Limited Partners	84.5	100.2	232.7	261.3
Weighted average units (millions)	289.3	264.6	286.5	257.6

Adjusted net income per Limited Partner unit (dollars)	$0.29	$0.38	$0.82	$1.02

	Three months ended		Nine months ended
Liquids	September 30,		September 30,

(unaudited, dollars in millions)	2012	2011	2012	2011

Operating income	$276.8	$148.4	$583.6	$518.8
Lines 6A and 6B incident expenses, net of recoveries	(145.0)	55.0	(125.0)	43.0
Line 14 incident liability and lost revenues	12.1	-	12.1	-
Lawsuit settlement	-	-	-	(5.6)
Oil measurement adjustments	-	-	-	(52.2)
Noncash derivative fair value (gains) losses	9.6	(33.7)	(2.7)	(38.5)

Adjusted operating income	$153.5	$169.7	$468.0	$465.5

Natural Gas	Three months ended September 30,		Nine months ended September 30,

(unaudited, dollars in millions)	2012	2011	2012	2011

Operating income	$36.1	$68.9	$159.5	$157.6
Impact from unusual winter conditions	-	-	-	9.2
Option premiums	1.0	-	(4.2)	-
Trucking and NGL Marketing legal and audit costs	-	-	7.4	-
Noncash derivative fair value (gains) losses	23.9	(15.5)	(11.0)	(16.0)
Noncash lower cost or market	(0.8)	-	4.3	-

Adjusted operating income	$60.2	$53.4	$156.0	$150.8

Marketing	Three months ended September 30,		Nine months ended September 30,

(unaudited, dollars in millions)	2012	2011	2012	2011

Operating income (loss)	$(1.9)	$(1.2)	$(10.0)	$(0.4)
Noncash derivative fair value (gains) losses	0.7	(1.6)	3.1	0.1

Adjusted operating income (loss)	$(1.2)	$(2.8)	$(6.9)	$(0.3)

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

Adjusted EBITDA	Three months ended September 30,		Nine months ended September 30,

(unaudited, dollars in millions)	2012	2011	2012	2011

Net cash provided by operating activities	$351.8	$191.6	$708.3	$652.6
Changes in operating assets and liabilities, net of cash acquired	18.2	65.5	65.4	75.0
Interest expense (1)	83.1	78.5	248.6	236.1
Income tax expense	2.6	2.1	6.4	5.3
Line 6B insurance recoveries received (3)	(150.0)	-	(150.0)	(50.0)
Settlement of interest rate swaps/treasury locks	-	18.8	-	18.8
Oil Measurement adjustments (2)	-	(52.2)	-	(52.2)
Impact from unusual weather conditions	-	-	-	9.2
Option premiums	1.0	-	(4.2)	-
Lawsuit settlement	-	-	-	(9.0)
Trucking and NGL Marketing legal and audit costs	-	-	7.4	-
Noncash lower cost or market	(0.8)	-	4.3	-
Other	(2.4)	(5.6)	(9.6)	(12.8)

Adjusted EBITDA	$303.5	$298.7	$876.6	$873.0

(1)

Interest expense excludes unrealized mark-to-market net losses of $ 0.3 million and $ 0.2 million for the three and nine month periods ended September 30, 2012, respectively. Excluded from interest expense for the three and nine month periods ended September 30, 2011 are unrealized mark-to-market net losses of $0.2 million and $0.5 million, respectively.

(2)	Represents settlement of a dispute with a supplier on our Lakehead system, which we accrued in the second quarter of 2011, with amount being received in July 2011.
(3)	Excludes $20 million and $85 million of insurance recoveries, which we accrued at September 30, 2012 and 2011, respectively.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 13 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 70 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2.5 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 13 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE:ENB) (TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 22 percent interest in the Partnership.

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “will” and similar words. Although we believe that such forward looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; and (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:
Sanjay Lad	Terri Larson
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 353-6317
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

Website: enbridgepartners.com

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